Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-4/A and related Proxy Statement/Prospectus of ZaZa Energy Corporation for the registration of 25,325,617 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2011, with respect to the consolidated financial statements of Toreador Resources Corporation, and the effectiveness of internal control over financial reporting of Toreador Resources Corporation, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
Paris-La Défense,
January 10, 2012
Ernst & Young Audit
/s/ PHILIPPE DIU